Exhibit 10.2
AMENDED AND RESTATED PROMISSORY NOTE
(Letter of Credit Loan)

$5,349,000.00	Watford City, North Dakota
January 25, 2021

FOR VALUE RECEIVED, NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of FIRST INTERNATIONAL BANK & TRUST, a North Dakota banking corporation, its successors and assigns (the “Lender”), the principal sum of Five Million Three Hundred Forty Nine Thousand and 00/100 Dollars ($5,349,000.00), or so much thereof as has been advanced to or for the benefit of the Borrower under a Letter of Credit or Letters of Credit pursuant to the terms and conditions of that certain Loan Agreement of even date herewith between Lender and Borrower (“Loan Agreement”; any capitalized term used and not otherwise defined herein shall have the same meaning as given to it in the Loan Agreement), in lawful money of the United States and immediately available funds, together with interest on the unpaid balance accruing on all advances made hereunder as of the date hereof at a variable rate of interest described below.

The unpaid principal balance on any advances made under this Promissory Note (this "Note") shall bear interest at a floating rate of interest equal to three and seventy-five one-hundredth percent (3.75%) per annum in excess of the Prime Rate of Interest (as hereinafter defined). The term "Prime Rate of Interest" shall mean the prime rate of interest for U.S. Banks as published in the "Money Rates" section of The Wall Street Journal as the "Prime Rate." If a range is shown for the Prime Rate of Interest, then the highest number in the range shall be utilized. Even though the Prime Rate of Interest may be published subsequent to its effective date, the actual effective date shall be the date utilized to determine whether and when there has been a change in the Prime Rate of Interest. The rate of interest charged on this Note shall initially be determined as of the date of this Note and shall, thereafter, be adjusted daily, or as and when on the same day that the Prime Rate of Interest changes (each such day being referred to as an "Interest Adjustment Date"). All such adjustments to the Prime Rate of Interest shall be made and become effective as of the Interest Adjustment Date and the Prime Rate of Interest as adjusted shall remain in effect until and including the day immediately preceding the next Interest Adjustment Date. If the Prime Rate of Interest is no longer published in The Wall Street Journal, then the term "Prime Rate of Interest" shall mean the rate of interest announced by the Lender as its prime rate. If the Prime Rate of Interest is no longer published in The Wall Street Journal or announced by the Lender, then the Prime Rate of Interest shall be a substantially comparable index selected by the Lender in its sole discretion after giving due consideration to the then-prevailing market convention for such rate. Interest shall be calculated on the basis of the actual number of days elapsed and a 360 day year. In no event shall the interest rate be less than 7.00% per annum.
Commencing on December 1, 2020, and on the first day of each month thereafter through the Maturity Date (as later defined), monthly installments of accrued interest on all sums advanced under a Letter of Credit or Letters of Credit shall be made by Borrower to Lender. The amount of principal plus accrued interest hereon shall be due and payable on November 19, 2021 (the “Maturity Date”).

In all cases interest on this Note shall be calculated on the basis of a 360 day year but charged for actual days principal is unpaid.

If any installment of interest on this Note, including the payment required on the Maturity Date is not paid within ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5.00%) of the amount of such installment.

Notwithstanding anything to the contrary contained herein, at all times in which an Event of Default has occurred and is continuing hereunder, interest shall accrue on amounts outstanding hereunder at a rate equal to two percent (2.00%) per annum in excess of the rate otherwise payable hereunder (the “Default Rate”).

All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to any prepayment premium, fourth to accrued interest on this Note, and lastly to principal.

Notwithstanding anything to the contrary contained herein, if the rate of interest, late payment fee or any other charges or fees due hereunder are determined by a court of competent jurisdiction to be usurious, then said interest rate, fees and/or charges shall be reduced to the maximum amount permissible under applicable North Dakota law.

This Note is secured by the Collateral and Guaranty, and the Lender is entitled to all of the benefits provided for therein.

Upon the occurrence and the continuance of an Event of Default under this Note or under any other obligation of Borrower to Lender as set forth in the Loan Agreement, the outstanding principal balance hereof and accrued interest and all other amounts due hereon shall, at the option of the Lender, become immediately due and payable, without notice or demand.

Upon the occurrence and the continuance of an Event of Default hereunder or under the Loan Agreement, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

Upon the occurrence at any time of an Event of Default or at any time thereafter, the Borrower promises to pay all costs of collection of this Note, including but not limited to reasonable and documented attorneys’ fees, paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether such cost or expense is paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived. This Note shall be governed by and construed in accordance with the laws of the State of North Dakota.

The Borrower hereby irrevocably submits to the jurisdiction of any North Dakota state court or federal court over any action or proceeding arising out of or relating to this Note, the Loan Agreement and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such North Dakota state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing by United States certified mail, return receipt requested, of copies of such process to the Borrower’s last known address. The Borrower agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect the right of the Lender to serve legal process personally on the Borrower in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

THIS PROMISSORY NOTE IS AN AMENDMENT AND RESTATEMENT OF THAT CERTAIN PROMISSORY NOTE OF BORROWER IN FAVOR OF LENDER IN THE ORIGINAL PRINCIPAL AMOUNT OF FOUR MILLION EIGHT HUNDRED THIRTY NINE AND AND 00/100 DOLLARS ($4,839,000.00) DATED NOVEMBER 18, 2020.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.,
a Delaware corporation

By: /s/ Eric Bauer
Printed Name: Eric Bauer
Its: Chief Financial Officer